SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                           Current Report Pursuant to
                             Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported):   December 31, 1997




                              SOFTNET SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)




                                    NEW YORK
                 (State or other jurisdiction of incorporation)





        1-5270                                    11-1817252
(Commission File Number)        (I.R.S. Employer Identification Number)



 520 Logue Ave., Mountain View, CA                         94043
(Address of principal executive offices)                (Zip Code)



                                 (650) 965-3700
              (Registrant's telephone number, including area code)



ITEM 5.   OTHER EVENTS

          On December 31, 1997 Registrant issued to a single institutional investor 5,000 shares of Series A Convertible Preferred Stock ("Preferred Stock") and warrants ("Warrants") to purchase 150,000 shares of Common Stock. The Preferred Stock is convertible at a price based upon the market price for the Company's Common Stock during the trading period preceding conversion but not more than $8.28 per share. The Warrants are exercisable at $7.95 per share. Any Preferred Stock outstanding on December 31, 2000 will be automatically converted into Common Stock and the Warrants expire on December 31, 2001.

          The Warrants require adjustments of the exercise price and the number of share of Common Stock issuable if the Company issued additional shares of Common Stock (other than pursuant to presently outstanding warrants and other convertible securities, as well as under Board approved employee/director option plans) at prices less than the then market price. The Warrants permit cashless exercise. The Preferred Stock is subject to mandatory redemption, at 118% of stated value ($5,000,000), and the Company is subject to penalties, under a variety of circumstances, including failure to list the underlying Common Stock on the American Stock Exchange and failure to register the resale of the underlying Common Stock under the Securities Act of 1933. At the Company's option, the Preferred Stock may be redeemed after December 31, 1998 at 130% of its stated value. The Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Preferred Stock.

          The financing was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group, who received a fee of $250,000 plus warrants, exercisable at $6.625 and expiring on December 31, 2000, to purchase 20,000 shares of Common Stock.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (c)  Exhibits


          Number    Description

            3.1 Certificate of Amendment to Certificate of Incorporation, as filed in the Department of State of New York, on December 31, 1997.

            4.1 Stock Purchase Warrant for 150,000 shares of Common Stock at $7.95 per share expiring on December 31, 2001.

            4.2 Stock Purchase Warrant for 20,000 shares of Common Stock at $6.625 per share, expiring on December 31, 2000.

           10.1     Securities Purchase Agreement dated December 31, 1997

           10.2     Registration Rights Agreement dated December 31, 1997






                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SOFTNET SYSTEMS, INC.



                              By: /s/ A   J.R. Oosthuizen


Dated:  January 8, 1998